UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 14, 2022

HESS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	No. 1-1204	No. 13-4921002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas

New York, New York 10036

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 997-8500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	HES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2022 (the “Effective Date”), Hess Corporation (the “Company”) and one of its indirect wholly-owned subsidiaries entered into a credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement provides for commitments by the lenders thereunder in the form of committed revolving loans and by issuing banks thereunder in the form of letters of credit (in an aggregate amount not to exceed $2 billion, of which $800 million is committed as of the Effective Date), in an aggregate amount of up to $3.25 billion (the “Revolving Credit Facility”). Borrowings under the Revolving Credit Facility bear interest at the applicable interest rates based on the Secured Overnight Financing Rate, or SOFR, plus the applicable margins specified in the Credit Agreement, which generally vary based on the credit rating of the Company’s senior, unsecured, non-credit enhanced long-term debt. The Revolving Credit Facility includes an accordion feature, pursuant to which the aggregate commitments may be increased by up to an additional $1 billion under certain circumstances. The Credit Agreement expires on July 14, 2027, unless earlier terminated or extended in accordance with its terms.

The Credit Agreement replaces the Company’s existing credit agreement dated as of April 18, 2019, as amended as of April 13, 2021, among the Company, the subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “2019 Credit Agreement”), which was terminated on the Effective Date. The Company did not pay any prepayment penalties in connection with the termination of the 2019 Credit Agreement.

The Credit Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Total Consolidated Debt to Total Capitalization (as such terms are defined in the Credit Agreement) of the Company and its consolidated subsidiaries to 0.650 to 1.000, and customary events of default.

One of the Company’s indirect wholly-owned subsidiaries, Hess Overseas Finance Investments Centre Limited, and such additional subsidiaries as may be added as borrowing subsidiaries as provided in the Credit Agreement may borrow and request letters of credit up to the full amount of the commitment, with all such extensions of credit being guaranteed by the Company.

Many of the lenders under the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The description of the 2019 Credit Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the description of the 2019 Credit Agreement in the Company’s Current Report on Form 8-K filed on April 13, 2021, and the complete text of the 2019 Credit Agreement, filed as Annex I to Exhibit 10.1 thereto, which are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of July 14, 2022, among Hess Corporation, the subsidiary party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESS CORPORATION

Date: July 15, 2022	By:	/s/ John P. Rielly
		Name:	John P. Rielly
		Title:	Executive Vice President and Chief Financial Officer

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